Exhibit 10.64

MANAGEMENT AGREEMENT

for

Listed Hotels

by and between

[___________]

as Owner,

and

American Realty Capital Hospitality Grace Portfolio, LLC,

as Manager,

MANAGEMENT AGREEMENT

THIS AGREEMENT is made effective with respect to each individual Hotel as of the Commencement Date (though it may be executed earlier and will become effective upon [_______] [_], [_____] with respect to the parties’ obligations apart from those relating to individual Hotels), and is between, on the one hand, [________], a [Delaware limited liability company] and [_________], a [Delaware limited partnership] (individually or collectively as context requires, “Owner”), having their principal offices at c/o American Realty Capital, 405 Park Avenue, New York, NY 10022; and, on the other hand, American Realty Capital Hospitality Grace Portfolio, LLC, a Delaware limited liability company ("Manager"), having a principal office at c/o American Realty Capital, 405 Park Avenue, New York, NY 10022.

PRELIMINARY STATEMENT

A.    With respect to each Hotel, Owner is the operating lessee of the Premises, which is owned by [___________] (individually or collectively as context requires, “Property Owner”), as indicated in Exhibit A. With respect to each Hotel, Owner has the authority to enter into this Agreement.

B.    Manager is an independent contractor engaged in the management of hotels throughout the United States.

C.    Owner is desirous of utilizing the services and experience of Manager in connection with the operation of each Hotel, and Manager desires to render such services, all upon the terms and conditions hereinafter set forth.

D.    Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree as follows:

i.	This Agreement was originally drafted to be applicable to a single Hotel.

ii.
The parties now intend that this Agreement function as a master agreement applicable to multiple Hotels (those identified on Exhibit A), but the parties hereby agree that, despite the named multiple Hotels, all of the undertakings by each party to the other with respect to each Hotel, including, but not limited to, promises, covenants, representations, and warranties, will be completely independent and severable from all of the undertakings by each party with respect to any other Hotel. As such, this Agreement functions as a group of separate stand-alone contracts with respect to the Hotels.

iii.
The Agreement will, for the most part, retain the singular references to “the Hotel,” which references shall refer to each Hotel individually. Any references to “each Hotel” or “the Hotels” are included as required for clarity.

NOW, THEREFORE, Owner and Manager agree as follows:

ARTICLE I

DEFINITIONS

1.01     Definitions. As used herein, the following terms shall have the respective meanings indicated below:

1.01.1 Affiliate(s) - with respect to any entity, any natural person or firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity; a natural person or entity which has another entity as an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity. For purposes hereof the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.01.2 Base Management Fee - as defined in the Management Fee Rider.

1.01.3 Capital Renewals - a collective term for (a) normal capital replacements of, or additions to, FF&E, and (b) special projects designed to maintain the Hotel in a first-class condition in accordance with the standards contemplated by this Agreement, including without limitation, renovation of the guest room areas, public space, food and beverage facilities, or back of the house areas, which projects will generally comprise replacements of, or additions to, FF&E, but may include revisions and alterations in the Improvements; most of the expenditures for such special projects will be capitalized, but a portion thereof may be currently expended, such as the purchase of smaller items of FF&E, or expenditures which are ancillary to the overall project but which are properly chargeable to Property Operations and Maintenance under the Uniform System of Accounts for Hotels.

1.01.4 Capital Renewals Budget(s) - as defined in Subsection 4.02.1(b).

1.01.5 Claims - as defined in Subsection 12.03.1.

1.01.6 CPI - as defined in Subsection 4.02.3.

1.01.7 Commencement Date – as defined in Section 12.24.

1.01.8 Compensation - the direct salaries and wages paid to, or accrued for the benefit of, any executive or other employee together with all fringe benefits payable to, or accrued for the benefit of, such executive or other employee, including employer's contributions required pursuant to any Legal Requirement, or other employment taxes, pension fund contributions, group life and accident and health insurance premiums, and profit sharing, retirement, disability and other similar benefits and severance pay owed to employees at the termination of this Agreement, if any.

1.01.9 ERISA - the Employees Retirement Income Security Act of 1974, as amended.

1.01.10 Executive Staff - the general manager, resident manager (if any), the assistant manager (if any) and all department heads, including Director of Finance, Director of Rooms or Front Office Operation, Director of Food and Beverage, Director of Marketing and Director of Human Resources.

1.01.11 FF&E - all furniture, furnishings, equipment, fixtures, apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel, other than Operating Equipment, Operating Supplies and fixtures attached to and forming part of the Improvements.

1.01.12 Gross Operating Profit (GOP) - the excess of Gross Operating Revenues over expenses and deductions incurred in the operation of the Hotel by Manager in fulfilling its duties hereunder, determined in accordance with the accounting system established by the Uniform System (except as modified by this Agreement). In arriving at Gross Operating Profit, all expenses shall be proper deductions from Gross Operating Revenues insofar as they relate to the operation of the Hotel including, without limit, all Base Management Fee, license fees, franchisor royalties and fees, and direct out-of-pocket charges of Manager or its affiliates as well as corporate charges.

1.01.13 Gross Revenues - as defined in the Management Fee Rider

1.01.14 Ground Lease - the ground lease, if any, pursuant to which the Land was demised to Owner or Property Owner.

        1.01.15 Hotel or Hotels – each of the hotels listed on Exhibit A to this Agreement (with singular references to a Hotel being interpreted to refer to each Hotel individually unless the context requires otherwise, the intention being that this Agreement shall operate with respect to each Hotel in the same manner as if it governed only that Hotel).

1.01.16 Impositions - all taxes, assessments, water, sewer or other similar rents, rates and charges, levies, license fees, permit fees, inspection fees and other authorization fees and charges, which at any time may be assessed, levied, confirmed or imposed on the Hotel or the operation thereof

1.01.17 Improvements - the buildings, structures (surface and subsurface) and other improvements now or hereafter located on the Land.

1.01.18 Initial Term - as defined in Section 2.01.

1.01.19 Land - the parcel or parcels of land on which the Hotel is located.

1.01.20 Legal Requirements - all public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which, now or hereafter, may be applicable to the Premises and the operation thereof, including, without limitation, those relating to zoning, building, life/safety, environmental and health, employee benefits, and providing continued health care coverage under ERISA.

1.01.21 Owner - the person or entity named in the preamble hereto, or the successor of Owner's interest with respect to this Agreement.

1.01.22 License Agreement - the License Agreement with respect to the brand of each Hotel, licensing the operation of the Hotel under the applicable brand name, or any other applicable franchise agreement.

1.01.23 Local Operating Account - one or more bank accounts established by Manager for Owner or its designee in one or more banks approved by Owner.

1.01.24 Major Capital Improvements - as defined in Subsection 12.08.1.

1.01.25 Minimum Balance - as defined in Section 7.02.

1.01.26 Mortgage - as defined in Section 9.03.2.

1.01.27 Operating Equipment - all china, glassware, linens, silverware and uniforms used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel.

1.01.28 Operating Funds - as defined in Section 7.02.

1.01.29 Operating Supplies - consumable items used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel, including food and beverages, fuel, soap, cleaning material, matches, stationery and other similar items.

1.01.30 Operating Years - the Operating Years shall coincide with, and be identical to, the calendar years. If this Agreement shall be terminated effective on a date other than December 31 in any year, then the partial year from January 1 of the year in which such termination occurs to such effective date of termination shall be treated as an Operating Year; references to "full Operating Years" shall mean those Operating Years which are co-extensive with full calendar years and shall exclude any partial Operating Year at the beginning or the end of the term of this Agreement.

1.01.31 Other Managed Hotels - all hotels and inns within the United States other than the Hotel owned, leased and/or operated by Manager or any of its Affiliates (or, if a Sub-Manager is in place, then by such Sub-Manager and its Affiliates rather than by Manager and its Affiliates).

1.01.32 Permitted Exceptions - (i) the Ground Lease, if any, and the terms thereof; (ii) any Mortgage on the Land, and any modifications, extensions, renewals and/or refinancings thereof and the terms thereof; (iii) liens for Impositions not delinquent; (iv) undetermined or inchoate liens or charges for labor or materials supplied to the Project in connection with the construction or current operation thereof, which have not at the time been filed or recorded pursuant to law; and (v) easements, restrictions on use, zoning laws and ordinances, rights of way and other encumbrances and minor irregularities in title, which do not individually or in the aggregate impair the use of the Premises for hotel purposes.

1.01.33 Premises - a collective term for Land and Improvements, and Owner’s and Property Owner's interest therein, and any greater estate or interest hereafter acquired, together with all entrances, exits, rights of ingress and egress, easements and appurtenances belonging or pertaining thereto.

1.01.34 Project - a collective term for the real and personal property comprising the Hotel, and the development and operation thereof.

1.01.35 Term - as defined in Section 2.02.

1.01.36 Uniform System of Accounts for Hotels (or “Uniform System”) - shall mean the Uniform System of Accounts for Lodging Industry (Tenth Revised Edition, 2006); such term shall require the implementation of subsequent revisions of the Uniform System of Accounts for Hotels within six (6) months of the effective date of such revisions.

1.02     References. Except as otherwise specifically indicated, all references to Article, Section and Subsection numbers refer to Articles, Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached hereto. The words "herein", "hereof', "hereunder", "hereinafter" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or Subsection hereof. The terms "include" and "including" shall each be construed as if followed by the phrase "without being limited to". Unless expressly stated to the contrary, reference to any Section includes the following Subsections thereof.

ARTICLE II

TERM AND RENEWAL

2.01     The Term. The initial term of this Agreement (the "Initial Term") shall become effective as set forth in the opening paragraph of this Agreement and shall expire at midnight of the day preceding the date which is one (1) year from the Commencement Date.

2.02 Renewal. This Agreement shall automatically renew for successive periods of one year (each, a “Renewal Term”), unless, relating to any one or more of the Hotels, either party provides a written notice of termination to the other at least sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term. The Initial Term and the Renewal Term are collectively referred to herein as the “Term”. In no event shall the Term of the Agreement exceed the term of the License Agreement.

ARTICLE III

ACTIONS UPON TERMINATION

3.01    Final Accounting. Manager shall, within sixty (60) days after termination of this Agreement, prepare and deliver to Owner a final accounting statement with respect to the Hotel, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of termination. Within thirty (30) days after the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be an operating expense, unless the termination occurs as a result of a breach of contract by either party, in which case the breaching party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the necessary information will not be available at the time of such final accounting, and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that (unless there are ongoing disputes of which each party has received notice) all accounts shall be deemed final as of one hundred eighty (180) days after such termination.

3.02    Books and Records. Manager shall make available to Owner such books and records respecting the Hotel (including those from prior years, subject to Manager’s reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the termination occurs and for any subsequent year. Such books and records shall not include any Proprietary Materials.

3.03    Operating Licenses. Manager shall (to the extent permitted by law) assign to Owner or its designee all operating licenses for the Hotel which have been issued in Manager’s name; provided that if Manager has expended any of its own funds in the acquisition of any of such licenses, Owner shall reimburse Manager therefor if it has not done so already.

3.04    Cooperation. Manager shall cooperate with the new operator of the Hotel to effect a smooth transition and shall peacefully vacate and surrender the Hotel to Owner or its designee. Owner shall use its best efforts to cause such new operator to cooperate with Manager in effecting a smooth transition with as little hindrance to the operation of the Hotel prior to such transition as is reasonably practicable.

The provisions of this Article III shall survive any termination of this Agreement.

ARTICLE IV

OPERATING PERIOD

4.01     Authority and Duty of Manager. Manager shall have the sole and exclusive right and obligation to manage and operate the Hotel pursuant to the terms of this Agreement and Manager agrees that it shall manage and operate the Hotel as a first-class hotel comparable to Other Managed Hotels in accordance with the standards for the brand applicable to the Hotel (or other comparable brands), taking into account the size, location and character of the Project.

In connection therewith, Manager shall have the authority and responsibility, subject to the provisions of this Agreement, to (i) determine operating policy, standards of operation, quality of service, the maintenance and physical appearance of the Hotel and any other matters affecting operations and management; (ii) supervise and direct all phases of advertising, sales and business promotion for the Hotel; and (iii) carry out all programs contemplated by the Operating Budgets and, as directed by Owner, the Capital Renewals Budgets, which have been approved by Owner pursuant to Section 4.02. Owner agrees that it will cooperate reasonably with Manager to permit and assist Manager to carry out its duties hereunder. Notwithstanding anything to the contrary contained herein, the parties agree that any right or obligation of Manager under this Agreement may be assigned by Manager to a hotel management company approved by Owner (“Sub-Manager”). Upon any such assignment, references herein to “Manager” shall be deemed to refer to Sub-Manager except to the extent that such a reference does not make sense (the parties’ intent being that although the Manager will remain ultimately responsible hereunder, Sub-Manager will undertake as many of Manager’s obligations and responsibilities as is feasible; Manager shall be the final arbiter of whether a particular reference to Manager does not include Sub-Manager).

4.02     Operating Budgets and Capital Renewals Budgets.

4.02.1     Preparation. Manager will submit to Owner not less than forty-five (45) days in advance of each Operating Year, the following budgets relating to the Hotel for such Operating Year:

(a) an Operating Budget composed of an estimate of profit and loss by month, an estimated cash flow projection by month, and departmental forecasts of operations (hereinafter collectively called the "Operating Budgets"); and

(b)     a budget covering estimated Capital Renewals, which indicates in reasonable detail the replacements of, or additions to, FF&E, and the nature of the special projects covered thereby (herein called the "Capital Renewals Budget(s)").

Budgets for Major Capital Improvements initiated under Section 12.08 shall be treated separately and shall not be included in the Capital Renewals Budget.

4.02.2 Review. In connection with the submission of the Operating Budgets and the Capital Renewals Budgets, the representatives of Manager will meet with Owner to have an in-depth discussion thereof, including a comparison with the previous year's performance of the Hotel, a discussion of marketing strategy, identity of markets and the proposed expenditures contained in the Capital Renewals Budget.

4.02.3 Approval of Budgets. The Operating Budgets and the Capital Renewals Budget shall be subject to the approval of Owner, which shall not be unreasonably withheld or delayed, it being contemplated that each such Operating Budgets and Capital Renewals Budget shall be agreed upon by the parties within thirty (30) days after the submission of the same by Manager to Owner. If Owner shall fail to approve any Operating Budgets or Capital Renewals

Budget within thirty (30) days after its submittal by Manager, or to submit its written objections thereof to Manager within such period, in case of a dispute with regard to any Operating Budgets, then pending the settlement thereof, or until such dispute is resolved in accordance with Section 12.04, Manager shall be entitled to continue to operate the Hotel in accordance with the standards set forth herein and shall be entitled to make expenditures which are consistent with the Operating Budget for the immediately preceding Operating Year; provided that, subject to the standards of performance described in Subsection 4.02.4 below, the maximum approved amount of such expenditures shall be equal to (a) the aggregate of all items set forth in the Operating Budget which are not disputed by Owner, plus (b) with respect to all items in the Operating Budget which are disputed or objected to by Owner, the amount allocated to such item(s) in the Operating Budget for the immediately preceding Operating Year increased by the greater of (i) five percent (5%), or (ii) the difference between the Consumer Price Index (All Cities - All Items) (1982-84 = 100) (the "CPI"), on January 1 of the Operating Year immediately preceding the Operating Year in question and the CPI on January 1 of the Operating Year in question.

4.02.4 Performance Under Operating Budget. Manager shall use commercially reasonable efforts to achieve the results set forth in the Operating Budget with respect to any Operating Year; provided, however, that Owner acknowledges that the Operating Budget is a composition of estimates and, therefore, Manager cannot guarantee or warrant that the actual operation of the Hotel for any Operating Year will be as set forth in the Operating Budget for such Operating Year.

4.02.5 Intentionally Deleted.

4.02.6 Compliance with Capital Renewals Budget. Manager shall at all times comply with the applicable Capital Renewals Budget as directed by Owner, and shall not deviate in any substantial respect therefrom without the prior written consent of the Owner. Notwithstanding the foregoing, Manager shall be entitled to make additional expenditures not authorized under the then applicable Capital Renewals Budget in case of emergencies arising out of fire or any other like or unlike casualty, or in order to comply with any applicable Legal Requirements. Manager will promptly notify Owner of any expenditures not authorized under the then applicable Capital Renewals Budget.

4.03     Intentionally Deleted.

4.04     Intentionally Deleted.

4.05     Personnel.

4.05.1 General. Manager shall hire, discharge, promote and supervise the Executive Staff of the Hotel, and shall supervise through said Executive Staff the hiring, discharging, promotion and work of all other operating and service employees of the Hotel. All members of the Executive Staff of the Hotel shall be properly qualified for their positions, and the direct compensation payable to such persons shall be comparable to the direct compensation paid to the members of the Executive Staff of other comparable hotels, taking into account the location and size of the Hotel. If the general manager for the Hotel selected by Manager from time to time is not then an existing employee of Manager providing services for Manager at one of the Other Managed Hotels, Owner shall have the right to consult with Manager regarding the selection of any such individual as the general manager of the Hotel, but the final selection of such general manager shall be at Manager's sole and absolute discretion.

4.05.2     Manager as Employer. All employees of the Hotel shall be employees of Manager or an affiliate of Manager, and all Compensation of such employees shall be paid by Manager, and the amount of such payments shall immediately be reimbursed to Manager by Owner in accordance with Section 4.07 hereof. In the event an affiliate of Manager employs the employees of the Hotel, Manager shall remain primarily liable for said employment. Manager shall also have the right to use employees of Manager or its Affiliates not located at the Hotel to provide services to the Hotel ("Off-Site Personnel") and the right to have the general manager of the Hotel serve as the regional manager for Other Managed Hotels, and all Compensation of such Off-Site Personnel shall immediately be reimbursed to Manager by Owner in accordance with Section 4.07 hereof, except Manager shall allocate a portion of said regional managers' salaries and benefits to other supervised hotels. Likewise, Manager may also allocate a portion of other Regional Manager's salaries and benefits from other supervised hotels to the Hotel for benefits received by Hotel for such services; provided that all such allocations shall have been approved during the budgeting process for the then-current year. Manager shall also have the right to have Off-Site Personnel performing regional or area duties relating to the Hotel and Other Managed Hotels lodged at the Hotel from time to time free of charge. Accordingly, Manager shall establish appropriate payroll accounts covering all such employees of the Hotel. Arrangements shall be made such that Manager can draw on the Hotel Accounts to transfer funds to such payroll accounts immediately upon its payment of such Compensation. Manager shall indemnify and hold Owner harmless from and against any and all actions, suits, claims, penalties, losses, damages and expenses, including reasonable attorneys' fees, based upon or arising out of Manager's gross negligence or willful misconduct in connection with the employment of any and all Hotel employees, including but not limited to any claims based upon discrimination in employment.

4.05.3    Labor Relations. Manager shall negotiate for the best interest of Owner with any labor unions representing employees of the Hotel, but any collective bargaining agreement or labor contract resulting therefrom will be executed by Manager as the employer. In addition, it is understood that, with respect to labor negotiations not involving multi-employer bargaining arrangements applicable to the Hotel and other hotel properties not owned or managed by Manager, Manager shall consult with Owner in advance of, and, to the extent practicable, during the course of, negotiations with any labor union.

4.05.4    Manager Personnel. If Manager shall reasonably deem it advisable, it shall assign the general manager, the controller and other members of the Executive Staff of the Hotel from the employees of Manager and its Affiliates or from the staff of Other Managed Hotels. All such employees will be paid their regular Compensation, such Compensation to be paid by the Hotel, or if Manager deems it advisable, by Manager, in which case Manager will be reimbursed by Owner therefor as provided in Section 4.07.

4.05.5    Business Expenses. The Executive Staff and other appropriate employees of the Hotel shall also be reimbursed for all reasonable business expenses pertaining to the Hotel, including business entertainment and travel expenses, in accordance with the standard practices in effect at Other Managed Hotels.

4.05.6 Benefit Plans. etc. Manager shall have the right to provide, and shall be obligated to provide if required by Owner, to the employees of the Hotel who are eligible therefor and who are not covered by collective bargaining or similar arrangements, with benefits of the incentive plans, and the pension, profit sharing or other employee retirement, disability, health or welfare or other benefit plan or plans now or hereafter applicable to employees of Other Managed Hotels, and to charge the Hotel with the Hotel's pro rata share of the costs and expenses of such plan or plans allocated to the Hotel on the same basis as allocated to participating Other Managed Hotels.

The parties agree and acknowledge that Manager may (but shall not be required to) provide benefits and allow participation in such plans on whatever modified basis as it may determine appropriate under the circumstances, and may waive any waiting period or any preconditions to coverage or participation otherwise applicable to such employees. No statement, promise, representation or warranty regarding the terms of such plans or the participation or coverage of employees shall be enforceable, binding or effective in any way unless made in writing and signed by an authorized representative of Manager.

Notwithstanding the foregoing, in no event shall Manager initiate or adopt any plans, programs or benefits for Hotel employees not otherwise in effect at Other Managed Hotels unless required by applicable collective bargaining agreements.

4.06     Additional Responsibilities of Manager.

4.06.1    Manager shall in its own name, perform the following additional services, or cause the same to be performed for the Hotel:

(a)     establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner;

(b)     subject to compliance with the applicable Capital Renewals Budget and subject to Section 4.06.02(b) hereof, and if directed by the Owner, make all repairs, decorations, revisions, alterations and improvements to the Hotel as shall be reasonably necessary for the proper maintenance thereof in good order, condition and repair;

(c)     subject to Section 4.06.02(b) hereof, purchase such Operating Equipment and Operating Supplies as shall be reasonably necessary for the proper operation of the Hotel in accordance with the Operating Budgets;

(d)     apply for, and use its reasonable best effort to obtain and maintain, all licenses and permits required of Owner or Manager in connection with the operation and management of the Hotel; Owner agrees to execute and deliver any and all applications and other documents as shall be reasonably required and to otherwise cooperate, in all reasonable respects, with Manager in applying for, obtaining and maintaining such licenses and permits;

(e)     use its reasonable best efforts to do, or cause to be done, all such acts and things in and about the Hotel as shall be reasonably necessary to comply with Legal Requirements and the terms of all insurance policies, and to discharge any lien, encumbrance or charge on or with respect to the Hotel and the operation thereof, other than Permitted Exceptions;

(f)     in accordance with the Operating Budgets, pay all Impositions and insurance premiums, when due;

(g)     use its reasonable best efforts to cause the Hotel to comply with all applicable covenants and provisions of the Ground Lease (if any) and Mortgage, and pay, when due, the installments of rental under the Ground Lease (if any) and of principal and interest on the Mortgage, if directed by the Owner; and

(h) subject to the prior written approval of Owner, retain legal counsel for the Hotel, which legal counsel shall perform legal services under the direction of Manager.

4.06.02. Except in the following instances, the parties agree that Manager shall not be acting as agent of Owner. Manager shall, as agent of Owner, either in its own name or in the name of the Owner, perform the following additional services, or cause the same to be performed for the Hotel:

(a)     subject to the prior written approval of Owner, consummate leases with respect to the commercial and office space in the Premises and concession or other arrangements with respect to other space and facilities on the Premises; and

(b)     enter into any contracts, purchase orders or work orders for goods or services to the Hotel; provided that Owner's prior written approval shall be required for any contract having a non-terminable term in excess of one year, or if the amount of the aggregate expenditures thereunder would, or are reasonably anticipated to, exceed $50,000.00 in the aggregate per annum.

Owner shall be entitled to meet with the regional manager of Manager or other responsible Manager representatives on a quarterly basis to review and discuss the operation of the Hotel, including any substantial deviation from the operating strategies, policies or procedures which form the basis on which the current Operating Budgets were made. Manager shall reasonably consider any comments or suggestions of Owner.

4.07     Reimbursements to Manager. In addition to the Base Management Fee provided for in Article VI, Manager and its Affiliates shall be entitled to be reimbursed for the following costs and expenses incurred in rendering services to the Hotel:

(a)     the Compensation paid by Manager or its Affiliates to Hotel employees;

(b)     the Compensation payable to all officers and employees of Manager and its Affiliates (other than Vice Presidents, and higher ranking executive officers), who are not assigned to the Hotel, under Subsection 4.05.4, while working exclusively on an assignment for the specific benefit of the Hotel;

(c)     reasonable travel and entertainment expenses of all officers and employees of Manager and its Affiliates incurred in performing its duties hereunder in connection with any phase of the operation of the Hotel in accordance with the policies of Manager then in effect;

(d)     the Compensation and expenses paid or reimbursed by Manager or its Affiliates to all independent consultants rendering services to the Hotel if and to the extent contemplated in the Operating Budgets or Capital Renewals Budget for such Operating Year or as otherwise approved by Owner;

(e)     the costs and expenses of centralized accounting services under Section 7.07; and

(f)     all other expenditures which are authorized, permitted or required under the provisions of this Agreement which have been paid or funded by Manager on Owner's behalf.

It is agreed that, to the extent the entire amount of Compensation or other expense reimbursable to Manager or its Affiliates under the provisions of this Section 4.07, or under any other provisions of this Agreement, is not incurred solely for the benefit of the Hotel, then such amount or expense shall be appropriately allocated.

Manager shall be entitled to reimburse itself and its Affiliates for the above items out of the Hotel Accounts.

ARTICLE V

INSURANCE

5.01     Coverage.

5.01.1    Required Insurance. The following insurance shall be secured and maintained with respect to the Hotel at all times during the Term of this Agreement:

(a)     All risk property insurance, including fire, windstorm, flood, earthquake and other risks covered by extended coverage endorsements on the Improvements and contents in an amount equal to the full replacement value thereof, including terrorism under subparagraphs (a) (b) (c) (d) ,

(b)     All risk business interruption insurance, including fire, windstorm, flood, earthquake and other risks covered by extended coverage endorsements for full recovery of the net profits of the Hotel for the entire period of any such business interruption, or not less than twelve (12) months or such longer period as may be required by Owner's or Property Owner’s mortgagees or lenders;

(c)     Insurance against loss from accidental damage to, or from the explosion of, boilers, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes in an amount equal to the full replacement value of such items, including with respect to any restaurant tenant of the Hotel (if applicable);

(d)     Business interruption insurance against loss from accidental damage to, or from the explosion of, boilers, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes for full recovery of the net profits for the entire period of any such business interruption, including with respect to any restaurant tenant of the hotel (if applicable);

(e)     Commercial general liability for any claims or losses arising or resulting from the Hotel, with combined single limits of $1,000,000 per each occurrence for bodily injury and property damage. If the General Liability coverages are provided by a Commercial General Liability policy form, the General Aggregate Limit shall not be less than $2,000,000, and it shall apply per location. Such insurance shall be on an occurrence policy form and shall include premises and operations, independent contractors, blanket contractual, products and completed operations, advertising injury, employees as additional insureds, broad form property damage, personal injury, incidental medical malpractice, severability of interests, and explosion, collapse and underground coverage during any construction;

(f)     If the Manager will provide valet parking, garagekeepers liability insurance in a minimum amount of $1,000,000;

(g)     Statutory workers' compensation insurance on all employees in accordance with the requirements of applicable law together with Employer's Liability coverage with limits adequate to meet the Umbrella insurers requirements (see (l) below).  Policy to contain an Alternate Employer endorsement in favor of the Owner and Property Owner;

(h)     Employment practices liability insurance in an amount not less than $1,000,000.00, per occurrence per claim (as this is a claim made coverage form)  and $1,000,000.00 in the aggregate (the amount of any deductible under such insurance shall be paid out of Gross Revenues unless the claim arises out of Manager's gross negligence or willful misconduct); and

(i)     Insurance against such other insurable risks as any mortgagee or lender or either’s agent may, from time to time, reasonably require;

(j)    Liquor Liability (if applicable) for combined single limits of bodily injury and property damage of not less than $1,000,000 per occurrence;

(k)     Business Auto Liability including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 per occurrence including Owner and Property Owner as additional insureds as respects claims arising from operation or use on the premises and/or on Hotel business;

(l)     Umbrella Excess Liability in amounts not less than $9,000,000 in excess of the liability insurance required in subsections (e), (g), (j) and (k) immediately above. The amount of such coverage shall be increased as required by Franchisor or any other applicable franchisor;

(m)     Comprehensive Crime policy written on a blanket basis including at minimum Employee Dishonesty, Depositor's Forgery, Monies & Securities coverage on and off premises, Computer Fraud, Credit Card Forgery, Funds Transfer and other clauses as may be applicable to the operation of the Hotel including coverage for Hotel's assets in the care, custody and control of the Manager in an amount not less than $1,000,000 per claim.

5.01.2 Responsibility to Maintain. During the Term, Owner, or if and to the extent requested by Owner, Manager at the expense of Owner, shall procure and maintain the insurance policies required under clauses (a) through (f) and (i) through (l) of Subsection 5.01.1, and Manager shall procure and maintain the coverages required under clauses (g), (h), (m) and (n) of that Subsection, at the expense of Owner.

5.01.3 Requirements. All policies of insurance shall be written on an "occurrence" basis, if possible. The insurance coverage shall in any event comply with the requirements of the Mortgage or other loan, if any. Any deductibles within the insurance policies required above shall not exceed $25,000, except for wind, flood, and earthquake deductibles which shall be approved by Owner or bought down to $25,000 at the expense of Owner, and the deductible for employment practices liability insurance, which may be $50,000.

5.02     Policies and Endorsements.

5.02.1 Policies. All insurance provided for under the above Section 5.01 shall be effected by policies issued by insurance companies of good reputation and of sound and adequate financial responsibility, and rated no less than A-VIII in Best's Insurance Guide. The party procuring such insurance shall deliver to the other party certificates of insurance with respect to all of the policies of insurance so procured, including existing, additional and renewal policies, and in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies to the other party not more than thirty (30) days after the respective dates of expiration. The party responsible for procuring the insurance identified in this Article V shall provide copies of policies to the other party upon request.

5.02.2 Endorsements. To the extent feasible, all policies of insurance provided for under this Article V shall have attached thereto (a) an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days prior written notice to Owner and Manager, and (b) an endorsement to the effect that no act or omission of Owner or Manager shall affect the obligation of the insurer to pay the full amount of any loss sustained. All insurance policies procured by Owner shall contain an endorsement to the effect that such insurance shall be primary to any similar insurance carried by Manager.

5.02.3 Named Insureds. All policies of insurance required under clauses (a) through (d) of Subsection 5.01.1 shall be carried in the name of Property Owner, and, if required, Mortgagee and the lessor under the Ground Lease, if any, and Manager shall be named as a loss payee as to business interruption insurance. Losses thereunder shall be payable to the parties as their respective interests may appear. Notwithstanding the foregoing, if Mortgagee is an institutional lender, and so requires, losses may be made payable to Mortgagee, or to a bank or trust company qualified to do business in the state where the Hotel is located, in either instance as trustee for the custody and disposition of the proceeds therefrom. Owner agrees to use reasonable efforts to attempt to cause any mortgagee to agree that its mortgage shall contain a provision to the effect that proceeds from property insurance shall be made available for restoration of the Hotel. All insurance policies required in clauses (e), (f), and (i) through (l) of Subsection 5.01.1, shall name Owner and its Affiliates, directors, officers, agents and employees of each such entity as named insureds, and Manager, its Affiliates, directors, officers, agents and employees of each such entity as additional insureds on a primary basis, irrespective of any other coverage, whether collectable or not. Policies required in clauses (g), (h) and (m) shall be written in the name of the employer.

5.03     Waiver of Liability. Neither Manager nor Owner shall assert against the other, and do hereby waive with respect to each other, or against any other entity or person named as additional insureds on any policies carried under this Article V, any claims for any losses, damages, liability or expenses (including attorneys' fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, development, construction, completion, operation or maintenance of the Hotel, to the extent that the same are covered by the insurance required under this Article V. Each policy of insurance shall contain a specific waiver of subrogation reflecting the provisions of this Section 5.03, or a substantially identical waiver of subrogation between Manager and Sub-Manager, and a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any loss sustained.

5.04     Insurance by Manager. Any insurance provided by Manager under this Article V may, subject to Owner's approval, be effected under policies of blanket insurance which cover other properties of Manager and its Affiliates, and Manager shall have the right to charge the Hotel with the Hotel's pro rata share of such premiums shall be allocated to the Hotel on the same basis as allocated to participating Other Managed Hotels. Any policies of insurance maintained by Manager pursuant to the provisions of this Article V may contain deductible provisions in such amounts as are maintained with respect to Other Managed Hotels, for which Owner shall be responsible or which Manager, at Owner's expense, may pay.

ARTICLE VI

BASE MANAGEMENT FEE

In addition to the reimbursements required under Section 4.07 for Manager's services hereunder during the Term, Owner shall pay Manager the Base Management Fee computed and made payable as provided in the Management Fee Rider attached hereto.

ARTICLE VII

ACCOUNTS; WORKING FUNDS; RECORDS AND REPORTS

7.01     Hotel Accounts: Expenditures.

(a) All funds derived from the operation of the Hotel shall belong to and be the property of Owner and shall be deposited daily by Manager in the Local Operating Account. All disbursements and withdrawals from said accounts as required or permitted under this Agreement shall be made by bonded representatives of Manager whose signatures have been authorized. Reasonable petty cash funds and house banks, in amounts satisfactory to Owner, shall be maintained at the Hotel.

(b) All payments to be made by Manager hereunder shall be made from authorized bank accounts, from petty cash funds or from Operating Funds provided by Owner pursuant to Section 7.02. All debts and liabilities which have been validly incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues. Manager shall not be required to make any advance or payment to or for the account of Owner except out of such funds, and Manager shall not be obligated to incur any liability or obligation for Owner's account without assurances that necessary funds for the discharge thereof will be provided by Owner.

(c) All banks accounts shall be owned by Owner and shall be solely controlled and operated by Manager; the agency status of Manager shall be designated on the checks and drafts drawn on such bank accounts.

(d) Manager shall, on at least a weekly basis (on a Friday, or if Friday is a legal holiday, on the next business day), cause all amounts in the Hotel operating accounts in excess of the Minimum Balance (as defined below) to be wired electronically to a bank account designated for such purposes by Owner.

(e) Manager shall submit to the Owner by the twelfth (12th) calendar day of each Accounting Period a consolidated report for the Accounting Period most recently ended detailing the flow of cash into and out of the Local Operating Account, including investment income, cash deposits, credit card deposits, payroll checks paid, operating expense checks paid, ACH drafts paid, wires transmitted to Owner and any other use of cash. This report must also reconcile to the sum of the individual general ledger cash balances of the Hotel.

(f) Notwithstanding anything to the contrary contained in this Agreement, Manager acknowledges and agrees that Owner shall have the right to designate various individuals, from time to time, who shall have signing authority with respect to the Local Operating Account (the “Owner’s Representatives”) and Manager shall execute any documents or instruments necessary to effect such signing authority. In consideration of the foregoing, Owner agrees that Owner’s Representatives shall not make any such disbursements or withdrawals without the provision of prior written notice to Manager at least two (2) days prior to such withdrawal.

7.02     Minimum Balance. During the Term of this Agreement, Owner shall maintain cash in the Local Operating Account ("Operating Funds") sufficient in amount to properly operate the Hotel. If at any time during the Term, the funds in the Local Operating Account fall below the Minimum Balance (as defined below), Owner shall deposit in the Local Operating Account additional funds in an amount equal to the difference between the funds therein and the Minimum Balance. As used in this Agreement, "Minimum Balance" means $30,000 in cash.

7.03     Books and Records. Manager shall keep full and adequate books of account and such other records as are necessary to reflect the results of the operation of the Hotel. For this purpose, Owner agrees that it will make available to Manager, or its representatives, all books and records pertaining to the prior operation of the Hotel and any Major Capital Improvements. Manager shall keep the books and records for the Hotel in all material respects in accordance with the Uniform System of Accounts for Hotels, on an accrual basis in accordance with generally accepted accounting principles consistently applied.

7.04     Reports to Owner. Manager shall deliver, or cause to be delivered, to Owner (via e-mail transmission) the following statements:

(a)     within twelve (12) days after the end of each calendar month, a detailed profit and loss statement, substantially in the form used at Other Managed Hotels, showing the results of operation of the Hotel for such month and the year-to-date, and a statement of departmental operations, for such month and year-to-date, and having annexed thereto a computation in reasonable detail of the Base Management Fee for such preceding month and the year-to-date, calculated as provided in the Management Fee Rider and for the second full year of the Term, such reports shall include a comparison with the prior year's results, and a balance sheet;

(b)     within twelve (12) days after the end of each Operating Year, an unaudited financial statement consisting of a balance sheet, a related statement of profit and loss and a statement of cash flows, and having annexed thereto a computation in reasonable detail of the Base Management Fee for such year, calculated as provided in the Management Fee Rider and for the second full year of the Term, such reports shall include a comparison with the prior year's results. Audited financial statements shall be at Owner's sole cost and expense.

(c)     Within twelve (12) days of Owner's request, a SAS 70 letter to Owner by Manager. The cost of providing the SAS 70 is included in the Accounting Fees.

7.05     Owner's Rights to Inspection and Review. Upon reasonable advance written notice to the general manager of the Hotel, Manager shall accord to Owner, its accountants, attorneys and agents, the right to enter upon any part of the Hotel at all reasonable times during the Term of this Agreement for the purpose of examining or inspecting the same or examining and making extracts of the financial books and records of the Hotel or for any other purpose which Owner, in its discretion, shall deem necessary or advisable, but same shall be done without material disruption to the operation and business of the Hotel and for the second full year of the Term, such reports shall include a comparison with the prior year’s results.

7.07     Centralized Accounting Services. Manager may, in its reasonable discretion, handle directly, or through an Affiliate or one of the Other Managed Hotels, any of the accounting functions for the Hotel, including without limitation, accounts payable, general ledger, payroll and accounts receivable, or any part thereof, on a centralized basis with one or more Other Managed Hotels for the purpose of achieving a more cost-efficient operation of the Hotel. Manager or its Affiliate or the Other Managed Hotel furnishing such centralized accounting functions shall be entitled to be reimbursed or paid from the Hotel Accounts for (i) the pro rata share of the costs and expenses of providing such accounting functions allocated to the Hotel on the same basis as allocated to participating Other Managed Hotels utilizing such centralized accounting services, and (ii) such amounts required to cover or reimburse Manager, its Affiliate or Other Managed Hotel for the payment of authorized expenditures by such entity as a part of such centralized accounting services and as provided on the attached Management Fee Rider.

ARTICLE VIII

TERMINATION RIGHTS

8.01     Termination by Owner. If any one of the following events shall happen with respect to any Hotel:

(a)     if Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall continue for a period of thirty (30) days after notice thereof by Owner to Manager;

(b)     if Manager shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Manager in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager a bankrupt or insolvent or approving a petition seeking reorganization of Manager or appointing a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

(c)     if a right of termination on the part of Owner shall have arisen under Sections 10.01 or 10.02;

(d)     the License Agreement is terminated due to the action or inaction of Manager;

(e)     the Hotel is sold pursuant to a Permitted Transfer under Section 9.03.2(a);

(f)     In any Operating Year, Manager fails to both (1) achieve 90% of budgeted Gross Operating Profit for the Operating Year, provided, however, Manager shall have the right, but not the obligation, to cure such failure by within sixty (60) days following the end of such Operating Year, contributing to Gross Operating Profit for such Operating Year an amount necessary to cause Gross Operating Profit to equal at least ninety percent (90%) of the amount of Gross Operating Profit set forth in the Operating Budget for such Operating Year, in which event Owner shall have no right to terminate this Agreement with respect to the Hotel; and (2) fails to maintain a Smith Travel Research RevPar Share Index of at least 110% market share for the Operating Year.

then Owner shall have the right to terminate this Agreement with respect to such Hotel (which will then be removed from Exhibit A), without payment or penalty for such termination, upon written notice to Manager given at any time following the occurrence of such event, or if a period of grace is provided, then following the expiration of the applicable grace period, and while such event shall be continuing, and this Agreement shall terminate upon the date specified therein, which date shall be not less than thirty (30) days nor more than seventy-five (75) days after the date of the giving of such notice; or

(g)    Notwithstanding anything to the contrary contained in the Agreement, Owner may terminate this Agreement with respect to any Hotel or all of the Hotels without cause at any time upon sixty (60) days’ prior written notice to Manager, provided that the effective date of such termination may only be on or after the one-year anniversary of the Commencement Date.

(h)    Intentionally Deleted

8.02     Termination by Manager. If any of the following events shall happen with respect to any Hotel:

(a)     Owner shall fail to provide funds to be deposited in the Local Operating Account in accordance with the provisions of Section 7.02 within ten (10) days after Manager's request for such additional funds, and such failure continues for an additional ten (10) day period after written notice by Manager to Owner that such funds have not yet been received;

(b)     Owner shall fail to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of thirty (30) days after notice thereof by Manager to Owner;

(c)     Intentionally Deleted.

(d)    Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Owner in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of the assets of Owner, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

(e)     if because of a default under the Ground Lease (if any) or the Mortgage, the Ground Lease shall be terminated or the Mortgage shall be foreclosed (or the Hotel sold in lieu of foreclosure) or such steps shall be taken to terminate the Ground Lease or foreclose on the Mortgage such that Manager's ability to manage the Hotel shall be materially adversely affected; or

(f) Owner shall be in default under the License Agreement and such default shall have continued after the expiration of any applicable grace period with respect thereto or the License Agreement shall have been terminated, then Manager shall have the right to terminate this Agreement with respect to such Hotel (which will then be removed from Exhibit A) upon written notice to Owner given at any time following the occurrence of any such event, or if a period of grace is provided, then following the expiration of the applicable period, and while such event shall be continuing, and this Agreement shall terminate upon the date specified therein, which date shall be not less than thirty (30) days nor more than seventy-five (75) days after the date of the giving of such notice.

8.03     Curing Defaults. Any default by Manager under clause (a) of Section 8.01 or Owner under clause (b) of Section 8.02, as the case may be, which is susceptible of being cured, shall not constitute a basis of termination if the nature of such default shall not permit it to be cured within the grace period allotted, provided that within such grace period either Manager or Owner shall have commenced to cure such default and shall proceed to complete the same with reasonable diligence.

8.04     Effect of Termination. The termination of this Agreement under the provisions of this Article VIII shall not affect the rights of the terminating party with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall it affect the rights of either party with respect to liability or claims accrued, or arising out of events occurring, prior to the date of termination.

8.05     Remedies.

(a)     If this Agreement is terminated due to an event of default by either party which remains uncured after any applicable cure period, the terminating party shall be entitled to all damages incurred by such party as a result of such default, including damages resulting from early termination of the Agreement, but excluding punitive damages.

(b) Neither the right of termination nor the right to sue for damages nor any other remedy available to either party hereunder shall be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity.

8.06     Intentionally Deleted.

8.07     Preservation of Books and Records. In the event of the expiration or earlier termination of this Agreement, Owner shall preserve all books and records, files and correspondence remaining at the Hotel in accordance with Owner's record retention guide then in effect after the expiration or termination of this Agreement, and Owner shall provide access to Manager, and its representatives, to such books, records, correspondence and files at all reasonable times.

8.08     Extension Date of Termination. Notwithstanding any contrary provision of this Agreement, the date of termination of this Agreement, other than upon expiration of the Term, shall be extended so that the date of termination after notice of termination is given to or by Manager shall be on a date which is not earlier than fifteen (15) days plus the number of days, if any, Manager is required to give its employees advance notice of termination of employment as required by the Worker Adjustment and Retraining Act, 29 U.S.C., §2101 et. seq., as hereafter amended, or any similar federal or state statute.

ARTICLE IX

TITLE MATTERS

9.01 Title to Hotel. Owner covenants that, as of the date hereof, it has a valid and subsisting ownership or leasehold interest in the Premises. Owner further covenants that, subject to the terms and conditions of this Article IX, throughout the Term of this Agreement, it shall maintain such ownership or leasehold interest in the Premises, and good title to (or leasehold interest in) the FF&E and the Operating Equipment.

9.02     Sale or Assignment by Manager.

9.02.1 Prohibited Transfers. Except as provided in the following Subsection 9.02.2, Manager shall not assign this Agreement, voluntarily or by operation of law, without the prior written consent of Owner. The disposition by Manager of its controlling interest in any Affiliate to which it has previously assigned this Agreement, shall be deemed to be a prohibited assignment hereunder requiring the prior written consent of Owner. It is understood and agreed that any consent granted by Owner to any such assignment or other disposition shall not be deemed a waiver of the covenant herein contained against assignment or disposition in any subsequent case. No assignment or transfer of this Agreement shall operate to release Manager from any of its obligations under this Agreement.

9.02.2 Permitted Transfers. Manager, without the consent of Owner, shall have the right to assign this Agreement to any Affiliate of Manager. Upon execution of any assignment as aforesaid under this Subsection 9.02.2, or with Owner's consent under Subsection 9.02.1, notice thereof in the form of a duplicate original of such assignment shall be delivered to Owner forthwith.

9.03     Sale, Lease or Assignment by Owner.

9.03.1 Prohibited Transfers. Except as otherwise provided herein, Owner (or the Property Owner) agrees that, without the consent of Manager, which shall not be unreasonably withheld, it will not sell, lease or otherwise transfer or convey the Hotel, or any part thereof, or assign this Agreement, except as provided in this Section 9.03; such prohibition shall apply, without limitation, to any sale and leaseback transaction. Notwithstanding the foregoing, Owner may, without Manager's consent, sell or otherwise transfer any part of the Land, or grant easements on or across the Land, provided such conveyances do not materially and adversely affect the operation of the Hotel.

9.03.2. Permitted Transfers.

(a) Owner or Property Owner may sell or otherwise transfer the Hotel to any unaffiliated third party, and terminate this Agreement, upon ninety (90) days written notice to Manager.

(b) Owner or Property Owner may transfer its interest in the Hotel and assign this Agreement to any Affiliate of Owner in connection with any transfer of publicly traded stock or public offering of equity ownership interests in Owner or by Owner’s parent company.

(d) Owner or Property Owner may grant a mortgage, deed of trust, or other encumbrance or security interest ("Mortgage") in the Hotel or any part thereof from time to time.

9.04     Successors and Assigns. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, legal representatives, successors and assigns, and with respect to Owner, the phrase "successors and assigns" shall include purchasers and lessees, or sublessees, of Owner's interest in the Premises.

ARTICLE X

DAMAGE OR DESTRUCTION; EMINENT DOMAIN

10.01 Damage or Destruction. If the Hotel shall be substantially damaged by fire or other casualty, or in the event that Mortgagee does not make sufficient proceeds of insurance available to Owner or Property Owner to permit Owner or Property Owner to rebuild and restore the Premises to a condition which permits the continued operation of the Hotel by Manager as contemplated by this Agreement, then Owner or Manager, by written notice to the other party given within sixty (60) days after the occurrence of such event, shall have the right to terminate this Agreement on the basis that Owner or Property Owner does not elect to rebuild or restore the Hotel, and neither party shall have any further obligation to the other party hereunder, except with respect to liability accruing, or based upon events occurring, prior to the effective date of such termination.

10.02 Eminent Domain. If all of the Premises, or such substantial portion thereof as to make it infeasible, in the reasonable opinion of Owner or Manager, to restore and continue to operate the remaining portion for the purposes contemplated hereby, shall be taken through the exercise, or by agreement in lieu of the exercise, of the power of eminent domain, then effective upon the date that Owner shall be required to surrender possession of the Premises, or a portion thereof, either party may terminate this Agreement and neither party shall have any further obligation to the other party hereunder, except with respect to liabilities accruing, or based upon events occurring, prior to the effective date of such termination. In the event a substantial portion of the Premises is taken, but Mortgagee fails or refuses to make available to Owner or Property Owner sufficient proceeds of such eminent domain proceedings in order to permit Owner or Property Owner to make appropriate alterations, restorations or repairs to the remainder of the Premises, so that the Hotel would continue to be operable for the purposes herein contemplated, then Owner shall have the right to terminate this Agreement upon written notice to Manager and, upon the date that Owner shall be required to surrender possession of the Premises to the condemning authority, this Agreement shall terminate and neither party shall have any further obligation to the other party hereunder, except with respect to liabilities accruing, or based upon events occurring, prior to the effective date of such termination. Any election to terminate this Agreement must be made within thirty (30) days of receipt of actual written notice from the condemning authority setting out the details of the proposed taking. If such notice does not provide the parties with sufficient detail so that a decision may be made regarding termination, the parties may mutually agree to extend the above time period in their discretion. In the event this Agreement is not terminated due to eminent domain in this Section 10.02, then Owner or Property Owner shall proceed with all due diligence to repair any damage to the Hotel, or to alter or modify the Hotel so as to render it a complete architectural unit which can be operated as a hotel of substantially the same type and class as before, but only to the extent of condemnation proceeds available to Owner or Property Owner. Owner and/or Property Owner or any Affiliate of either shall be solely entitled to any award, subject only to any exceptions set out below. Manager may seek an award from the condemning authority for its loss of business interest only, if such separate claim is permitted. In the event the condemning authority does award Manager for such loss, Manager shall only be entitled to retain that portion of its condemnation award which is necessary to compensate Manager for its lost management fees for the remainder of the Term. Manager shall promptly remit any additional amount to Owner or Property Owner. In the event any jurisdiction would permit both Manager and Owner and/or Property Owner to seek an award for their loss of business interests (respectively), this section shall not prohibit Owner and/or Property Owner from making a separate claim therefor.

ARTICLE XI

REPRESENTATIONS

11.01 Manager's Representations. The Manager covenants, represents and warrants as follows:

11.01.1 Qualified Lodging Facility. During the Term of this Agreement from and after the Commencement Date, the Manager shall qualify as an "eligible independent contractor" as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the "Code"). To that end, during the Term of this Agreement, the Manager:

(i) shall not permit wagering activities to be conducted at or in connection with the Hotel;

(ii) shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Owner or its Affiliates;

(iii) shall be actively engaged in the trade or business of operating "qualified lodging facilities" (defined below) for persons who are not "related persons" within the meaning of Section 856(d)(9)(F) of the Code with respect to Owner or its Affiliates ("Unrelated Persons"). In order to meet this requirement, the Manager agrees that it (i) shall derive at least 10% of both its revenue and profit from operating "qualified lodging facilities" for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an "eligible independent contractor" within the meaning of such Code section (so long Owner has advised the Manager in writing of such regulations or other administrative guidance).

A "qualified lodging facility" is defined in Section 856(d)(9)(D) of the Code and means a "lodging facility" (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "lodging facility" is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Owner or its Affiliates.

11.01.2 Rents from Real Property. Subject to section 4.01 hereof, during the Term of this Agreement from and after the Commencement Date, the Manager shall not sublet the Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole in part, on either (i) the net income or profits derived by the business activities of the sublessee or (ii) any other formula such that any portion of the rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

11.01.3 Neither Manager, nor any of its Affiliates (or any of their respective principals, partners, employees, or funding sources), is nor will become (i) a person designated by the U.S. Department of Treasury's Office of Foreign Assets Control as a "specially designated national or blocked person" or similar status, (ii) owned or controlled by a specially designated national or blocked person, (iii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iv) a person otherwise identified by a government or legal authority as a person with whom Owner or Manager is prohibited from transacting business; (v) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (vi) a person acting on behalf of (A) a government of any country that is subject to an embargo by the United States government or (B) a specially designated national or blocked person. Manager agrees that it will notify Owner in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section incorrect.

11.01.4 Manager (i) is familiar with the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 778dd-2 (the “FCPA”), a copy of which is available at http://www.usdoj.gov/criminal/fraud/fcpa.html, and the purposes of the FCPA, and in particular, the FCPA’s prohibition of the payment or the gift of any item of value, either directly or indirectly, by a company organized under the laws of the United States of America, or any of its states, to an official of a foreign government for the purpose of influencing an act or decision in such person’s official capacity, or inducing such person to use influence with the foreign government to assist a company in obtaining or retaining business for, with, or in that foreign country or directing business to any person or company or obtaining an improper advantage, and (ii) has not taken, and during the Term of this Agreement it will not take, any action that would constitute a violation of the FCPA or any similar law.

11.01.5 Manager is a limited liability company validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

11.01.6 This Agreement has been duly and validly executed and delivered by and on behalf of Manager, and, assuming the due authorization, execution and delivery thereof by and on behalf of Owner, constitutes a valid, binding and enforceable obligation of Manager enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general.

11.01.7 Neither the execution and delivery hereof, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under, any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Manager is a party or by which Manager is otherwise bound.

11.01.8 Termination for Failure of Representations. In the event that the foregoing representations become false, Owner shall have the rights afforded by Section 8.01 herein, and Manager shall have the benefit of any cure period offered therein.

11.02 Representations of Owner. The Owner covenants, represents and warrants as follows:

(a) Property Owner is the owner of the Hotel and Owner has full power and authority to enter into this Agreement;

(b) As of the Commencement Date, the Hotel is zoned for use as a hotel, motor hotel or resort, and all necessary governmental and other permits and approvals for such use and for the food and beverage (including the sale and service of liquor, if applicable) operations of the Hotel have been obtained and are in full force and effect (or, in the case of liquor, if the required licenses have not been obtained, an interim beverage agreement has been negotiated and implemented); and

(c) Throughout the term of this Agreement from and after the Commencement Date, the Owner will arrange for the payment, keeping, observation and performance of all payments, terms, covenants, conditions and obligations under any lease or other concession, any deed of trust, mortgage or other security agreement, and any real estate taxes or assessments covering or affecting the Hotel, unless compliance with or payment thereof is, in good faith, being contested and enforcement thereof is stayed.

ARTICLE XII

GENERAL PROVISIONS

12.01 Purchases from Manager and Manager's Affiliates. In purchasing goods, supplies, equipment and services for the Hotel, including, without limitation, Operating Supplies, Operating Equipment, insurance and long distance telephone services, Manager may utilize purchasing procurement services of affiliates of Manager and/or other group buying techniques involving Other Managed Hotels, as well as other hotels operated by Manager and its Affiliates, provided that the cost thereof shall be competitive with that which would be charged by non affiliated third party vendors in an arms-length transaction. In such event, such affiliates and/or

Manager (as the case may be) may receive and retain a fee or other compensation from vendors and service providers for their services in making the benefit of volume purchases available to the Hotel or negotiating and implementing the arrangements with such vendors or providers, provided that Manager shall refund to Owner on an annual basis the Hotel’s reasonably allocable share of any such fee or other compensation charged or retained by Manager or its affiliates.

12.02 Budgets. In preparing all budgets and Operating Budgets to be submitted to Owner hereunder, including, without limitation, the Capital Renewals Budgets under Section 4.02, Manager shall base its estimates upon the most recent and reliable information then available, taking into account the location of the Hotel and its experience in other comparable hotels. Manager reserves the right, and shall have the obligation, to update and revise any such budgets and Operating Budgets from time to time during the periods covered thereby to reflect variables and events not reasonably within the control of Manager. All such updates and revisions of the Capital Renewals Budget and the Operating Budgets (to the extent any such changes in the Operating Budgets indicate shortfalls which would necessitate a need for additional working capital to be provided by Owner) shall be submitted, together with reasonable explanations of the reasons for such charges, to Owner for its approval. Owner agrees that it shall promptly reply to any such submissions giving its approval or stating the grounds on which it is withholding its approval.

12.03 Indemnities.

12.03.1 Indemnification to Manager. Owner shall indemnify and hold Manager harmless from and against any and all actions, suits, claims, penalties, losses, damages and expenses, including reasonable attorneys' fees, based upon or arising out of Manager's performance of its services hereunder, or out of any occurrence or event happening in or about the Hotel or occurring in connection with the operation or development thereof, including any alleged breach, or investigation relating to a possible breach, of any Legal Requirement (collectively "Claims"), except to the extent such Claims are based upon Manager's gross negligence, willful misconduct, breach of contract or failure to act in good faith, and except to the extent such Claims are based upon Manager’s employment practices.

12.03.2 Indemnification To Owner. Manager shall indemnify and hold Owner harmless from and against any and all Claims which Owner may suffer, sustain or incur arising from, or based upon Manager's gross negligence, willful misconduct, breach of contract or failure to act in good faith, and to the extent such Claims are based upon Manager’s employment practices.

12.03.3 Intentionally Deleted.

12.03.4 Indemnified Parties. The indemnities contained in this Section 12.03 shall run to the benefit of both Manager and Owner and their respective Affiliates and the directors, partners, members, managers, officers and employees of Manager and Owner and their respective Affiliates.

12.03.5 Intentionally Deleted.

12.03.6 Survival. The provisions of Section 12.03 shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off all demands, claims, actions, damages, losses, liabilities or expenses which are the subject of the provisions of this Section 12.03.

12.04 Arbitration of Financial Matters.

12.04.01 Matters to be Submitted to Arbitration. In the case of a dispute with respect to any of the following matters, either party may submit such matter to arbitration which shall be conducted by the Accountants (as hereinafter defined in Subsection 12.04.2):

(a)     computation of the Base Management Fee;

(b)     reimbursements due to Manager under the provisions of Section 4.07;

(c)     any adjustment in dollar amounts of insurance coverages required to be maintained; and

(d)     any dispute concerning the approval of a Operating Budgets or a Capital Budget.

12.04.2 The Accountants. The "Accountants" shall be one of the "Big Four" firms of certified public accountants of recognized national standing, i.e., PricewaterhouseCoopers, Ernst & Young, KPMG Peat Marwick, and Deloitte and Touche (or the successors thereto) notwithstanding any existing relationships which may exist between Owner and such accounting firms or Manager and such accounting firms. The party desiring to submit any matter to arbitration under Subsection 12.04.1 shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated and such party's choice of one of the four (4) accounting firms. The party receiving such notice shall within fifteen (15) days after receipt of such notice either approve such choice, or designate one of the remaining firms by written notice back to the first party, and the first party shall within fifteen (15) days after receipt of such notice either approve such choice or disapprove the same, and the same procedure shall be followed until the parties approve one of such firms or there is only one remaining firm not designated by either party. If both parties shall have approved one of the firms under the preceding sentence, then such firm shall be the "Accountants" for the purposes of arbitrating the dispute; if the parties are unable to agree on an accounting firm, then the remaining firm, which was not designated by either party, shall be the "Accountants" for such purpose. The Accountants shall be required to render a decision in accordance with the procedures described in Subsection 12.04.3 within fifteen (15) days after being notified of their selection. The fees and expenses of the Accountants will be paid by the non-prevailing party.

12.04.3 Procedures. In all arbitration proceedings submitted to the Accountants, the Accountants shall be required to agree upon and approve the substantive position advocated by Owner or Manager with respect to each disputed item. Any decision rendered by the

Accountants that does not reflect the position advocated by Owner or Manager shall be beyond the scope of authority granted to the Accountants and, consequently, may be overturned by either party. All proceedings by the Accountants shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such act are modified by this Agreement or the mutual agreement of the parties. Unless otherwise agreed, all arbitration proceedings shall be conducted at the Hotel.

12.05 Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses, including without limitation, reasonable attorneys' fees.

12.06 Intentionally Omitted.

12.07 No Restriction. Owner agrees that Manager has and shall retain the right to own, have an ownership interest in, develop, operate, manage, license, franchise, sell or rent other hotels or inns of any kind, or shared ownership projects commonly known as vacation ownership or time-share ownership projects (or similar real estate projects), under the "Manager" or other name and wherever located except on the Land under this Agreement, and nothing contained in this Agreement shall prohibit or limit Manager from engaging in any such activities, which shall not give rise to any liability for claims relating to unfair competition and/or breach of the implied covenant of good faith and fair dealing.

12.08 Major Capital Improvements.

12.08.1 Major Capital Improvements. Any program of capital improvements, involving an addition to the Hotel, or designed to substantially upgrade or change the nature or image of the Hotel (as opposed to a renovation or refurbishing which takes place as part of the normal or cyclical upkeep of the Hotel), shall be deemed to be a "Major Capital Improvement." Major Capital Improvements will be undertaken only at the request of Owner, whether on its own initiative or at the suggestion of Manager, and in any event shall not be included in the Capital Renewals Budgets.

12.08.2 Development. The development of any Major Capital Improvement shall be the responsibility of Owner and shall be paid for out of separate funds of Owner.

12.08.3 Prohibition on Casinos. In no event shall a casino be added to the Premises or built as a separate structure on any portion of the Land; nor shall any casino or gaming operations be conducted on the Premises.

12.09 Force Majeure. If act of God, acts of war, acts of terrorism, civil disturbance, labor strikes, governmental action, including the revocation of any material license or permit necessary for the operation contemplated in this Agreement where such revocation is not due to Manager's fault, or any other causes beyond the control of Manager shall, in Manager's reasonable opinion, have a significant adverse effect upon the operations of the Hotel, then Manager shall be entitled to terminate this Agreement upon sixty (60) days' written notice from the date of such event; provided, however, such termination shall not be effective if the event giving rise to the termination has been cured to the reasonable satisfaction of Manager within such sixty (60) day period.

12.10 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (herein collectively called "Notices") required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to be so notified as follows:

If to Owner:

[_____________________]
c/o American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Jonathan Mehlman
with a copy to:

American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Legal Department

If to Manager:

American Realty Capital Hospitality Grace Portfolio, LLC
c/o American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Jonathan Mehlman
with a copy to:

American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Legal Department

Any Notice shall be deemed delivered upon receipt. Either party may at any time change the addresses for Notices to such party by mailing a Notice as aforesaid. Notices may also be delivered by (i) hand, (ii) special courier, or (iii) telegram, telex or other electronic written communication, provided that in utilizing any form of delivery authorized by clause (iii) of this sentence, receipt of such notice must be acknowledged by the addressee through appropriate written communication.

12.11 No Lease, Partnership or Joint Venture. Nothing contained in this Agreement shall be construed to be or create a lease, partnership or joint venture between Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part. Manager is an independent contractor of the Owner.

12.12 Modification and Changes. This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith, or by its duly authorized agent.

12.13 Understandings and Agreements. This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to Manager's management of the Hotel. The parties each hereby acknowledge, represent and agree that in entering into this Agreement, they are not relying upon any statement, representation or promise, or the failure to make any statement, representation or promise, of any other party (or of any officer, agent, employee, representative or attorney for any other party), in executing this Agreement except as expressly stated herein. The Preliminary Statements set forth at the outset of this Agreement are hereby incorporated in the Agreement.

12.14 Headings. The Article, Section and Subsection headings contained herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

12.15 Consents. Except as specifically otherwise provided in this Agreement, each party agrees that it will not unreasonably withhold any consent or approval requested by the other party pursuant to the terms of the Agreement, and that any such consent or approval shall not be unreasonably delayed or qualified. Similarly, each party agrees that any provision of this Agreement which permits such party to make requests of the other party, shall not be construed to permit the making of unreasonable requests.

12.16 Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

12.17 Third Parties. Except as provided in Section 4.01 and Section 12.22 hereof, none of the obligations hereunder of either party shall run to or be enforceable by any party other than the party to this Agreement or by a party deriving rights hereunder as a result of an assignment permitted pursuant to the terms hereof.

12.18 Waivers. No failure by Manager or Owner to insist upon the strict performances of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

12.19 Partial Invalidity. Any provision of this Agreement prohibited by law or by court decree in any locality or state shall be ineffective to the extent of such prohibition without in any way invalidating or affecting the remaining provisions of this Agreement, or without invalidating or affecting the provisions of this Agreement within the states or localities where not prohibited or otherwise invalidated by law or by court decree. Further, in the event that any provision of this Agreement shall be held unenforceable by virtue of its scope, but may be made enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it enforceable under the laws of the jurisdiction in which enforcement is sought.

12.20 Applicable Law. This Agreement shall be construed and be governed by the laws of the State in which the Premises are located.

12.21 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.22 Subordination. This Agreement shall be subordinate to any mortgage encumbering the Hotel, and Manager agrees to enter into a lender-manager agreement with respect to the Hotel, which agreement shall contain reasonable lender-manager provisions, including, without limitation, Manager's acknowledgement that its real estate interest in and to the Hotel, if any, created by this Agreement is subordinate to any mortgage encumbering such Hotel, including providing any purchaser of such Hotel at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) with the right to terminate this Agreement with respect to such Hotel; provided, however, in no event will Manager agree to subordinate or waive its right to receive fees, reimbursements or indemnification payments under this Agreement arising prior to termination (but (a) if this Agreement is terminated by the lender or such purchaser with respect to such Hotel, Manager shall not look to the lender for payment of such fees, reimbursements or indemnification payments and Manager's right to receive such fees, reimbursements or indemnification payments shall be subordinated to the lender's rights and (b) if this Agreement is not terminated by the lender or such purchaser with respect to such Hotel, then such fees, reimbursements or indemnification payments shall be payable by the lender or such purchaser).

12.23 Compliance with License Agreement. During the Term of this Agreement and so long as the Hotel is operating pursuant to the License Agreement, the following provisions shall apply to the Hotel:

A.	Subject to the provisions of this Agreement, Owner and Manager acknowledge and agree that the Manager shall have the authority for the day-to-day management of the Hotel;

B.
Subject to the provision by Owner of sufficient funds to so comply, the Manager will operate the Hotel during the Term of this Agreement in strict compliance with the License Agreement (specifically including, but not limited to, Owner's obligation to pay any and all fees, charges and contributions set forth in the License

Agreement) and Manager shall keep the License Agreement in full force and effect throughout the term of this Agreement;

C.
Except in extraordinary circumstances, such as theft or fraud on the part of the Manager or default by Owner under the License Agreement caused by the Manager for which the Owner needs to promptly remove the Manager from the Hotel, this Agreement shall not be terminated by Owner without at least ten (10) days' prior written notice to Franchisor or to any other applicable franchisor;

D.	If there are conflicts between any provision(s) of this Agreement and the License Agreement, the provision(s) of the License Agreement shall govern and control; and

E.	Manager and Owner acknowledge that the License Agreement permits Franchisor (or any other applicable franchisor) to communicate directly with the Manager regarding day-to-day operation of the Hotel.

F.	Manager agrees to accept, abide by and be subject to all rules, regulations, inspections and requirements of Franchisor.

G.	If the License Agreement shall terminate, Manager shall cease operating the Hotel under the applicable brand.

H.	Notwithstanding the consent of Franchisor to this Agreement, Owner and all guarantors, if any, shall remain liable to Franchisor under the terms of the License Agreement.

I.	Intentionally Deleted

Nothing in this Agreement shall be interpreted in a manner which would either (i) relieve Owner of any of its obligations under the License Agreement or (ii) prevent Owner from validly contesting provisions of the License Agreement.

12.24     Closing Contingency. This Agreement will only become effective with respect to each Hotel upon the later to occur of (1) the approval of this Agreement by the holder of the Mortgage (or its servicer or other agent) as required under the terms of the Mortgage; and (2) the successful closing of the purchase and sale of such Hotel by Property Owner, which such later occurring date (the “Commencement Date”) will be documented in a writing from Owner to Manager at least 30 days in advance.

12.25    Confidentiality.

Owner and Manager agree that the terms, conditions, and provisions set forth in this Agreement are strictly confidential. Further, the parties agree to keep strictly confidential any information of a proprietary or confidential nature about or belonging to the other party, or to any Affiliate of such other party, to which such party gains or has access by virtue of the relationship between the parties. Except as disclosure may be required to obtain financing for the Hotel, or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with Legal Requirements (including, as necessary, to obtain licenses, permits, and other public approvals required for the operation of the Hotel), each party shall make commercially reasonable efforts to ensure that the information described in this Section 12.25 is not disclosed to any outside person or entities (including any announcements to the press) without the prior approval of the other party. It is understood and agreed that this Section 12.25 is not intended to prohibit or limit disclosure of the matters set forth in this Section 12.25 by Owner or Manager (i) to their respective officers, directors, employees, financial advisors, attorneys, accountants, potential lenders, consultants, and representatives on a need-to-know basis, or (ii) as required by any governmental agency or any federal or state law or regulation, or (iii) as required pursuant to the rules of any exchange or securities system on which such party’s (or any of its Affiliates’) shares are traded, or (iv) to the extent legally compelled by legal process. The obligations of this Section 12.25 shall survive any termination of this Agreement for one (1) year following such termination and shall thereafter terminate.

12.26    Environmental Matters.

A.    For purposes of this Section 12.26, “hazardous materials” means any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos,” as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring, or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees, or employees of the Hotel.
B.    Regardless of whether or not a given hazardous material is permitted on the Hotel premises under applicable environmental law, Manager shall only bring on the premises such hazardous materials as are needed in the normal course of business of the Hotel. Manager shall indemnify, defend, and hold harmless Owner and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the placing, discharge, leakage, use, or storage of hazardous materials in violation of applicable environmental laws on the Hotel premises or in the Hotel by Manager during the Term of this Agreement.
C.    In the event of the discovery of hazardous materials (as such term may be defined in any applicable environmental law) on the Hotel premises or in the Hotel during the Term of this Agreement, Owner shall (except to the extent such removal is Manager’s responsibility pursuant to Section 12.26 B) promptly remove, if required by applicable environmental law, such hazardous materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all environmental laws. Owner shall (except to the extent that the removal of such hazardous materials is Manager’s responsibility pursuant to Section 12.26 B) indemnify, defend, and hold harmless Manager and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of hazardous materials on the Hotel premises or in the Hotel. All costs and expenses of the removal of hazardous materials pursuant to this Section 12.26 C, and of compliance with all environmental laws, and any amounts paid to Manager pursuant to the indemnity set forth above, shall be paid by Owner from its own funds, not as a Hotel operating expense.

12.27    Equity and Debt Offerings.

Neither Owner nor Manager (as an “issuing party”) shall make reference to the other party (the “non-issuing party”) or any of its Affiliates in any prospectus, private placement memorandum, offering, offering circular, or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by the issuing party, unless the non-issuing party has received a copy of all such references. In no event will the non-issuing party be deemed a participant or sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the issuing party’s obligations in connection with such offering or for the Prospectus, and the Prospectus shall affirmatively so state. The issuing party shall not include any proprietary mark or proprietary materials of the non-issuing party and shall not include a summary of this Agreement without prior written consent of the non-issuing party. The Prospectus shall further disclose that the non-issuing party has made no representations, warranties, or guarantees whatsoever with respect to any of contents of or the materials contained in the Prospectus or the Prospectus itself. The issuing party shall only make use of any forecasts, annual plans or projections prepared in the issuing party’s name (or the names of any of the issuing party’s Affiliates). The issuing party shall indemnify, defend, and hold harmless the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including attorneys’ fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein. Notwithstanding any of the foregoing, Property Owner, its Affiliates, AR Capital, LLC, Realty Capital Securities, LLC, or any lender making a loan secured by the Hotel (individually and collectively, a “Disclosing Party”) may reference Manager and/or Sub-Manager as the manager of the Hotel in any Prospectus, provided such Disclosing Party shall not disclose anything other than the name of the Manager and/or Sub-Manager (without the use of any proprietary marks or materials) without the prior written consent of Manager (not to be unreasonably withheld).

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

OWNER:

[Owner],
a Delaware limited liability company

By: _______________________________
Name:
Title:
Date:

[Owner],
a Delaware limited partnership

By: _______________________________
Name:
Title:
Date:

MANAGER:

American Realty Capital Hospitality Grace Portfolio, LLC,
a Delaware limited liability company

By: __________________________
Name:
Title:
Date:

MANAGEMENT FEE RIDER

A    Gross Operating Revenues. The term Gross Operating Revenues as used in this Agreement shall mean all receipts, revenues, income and proceeds of sales of every kind received by Manager directly or indirectly from the operation of the Hotel. Gross Operating Revenues shall exclude all sales and excise taxes and any similar taxes collected as direct taxes payable to taxing authorities; gratuities or service charges collected for payment to and paid to employees; credit or refunds to guests; proceeds of insurance, save and except for proceeds of insurance with respect to use and occupancy or business interruption insurance; proceeds of sales of real estate and/or furniture, fixtures and equipment; proceeds of refinancings; and proceeds of condemnation.

B.     RevPar Share Index. The term "RevPar Share Index" as used in this Agreement shall mean the Competitive Set RevPar Index as reported by Smith Travel Research. The Competitive Set included in the STR reports shall be the Competitive Set in existence at the time this Agreement is executed and shall be attached hereto as Exhibit "A" to Management Fee Rider and may not be changed except by the mutual agreement of the Owner and the Manager.

C.     Base Management Fee. During each Calendar Year after the Commencement Date (and for a fraction of any partial Calendar Year), in consideration of the services Manager is to render under this Agreement, Manager will be paid a fee (“Base Management Fee”) at the rate of Four Percent (4%) of Gross Operating Revenues of the Hotel per Calendar Year; provided, however, that twenty-five percent (25%) of the Base Management Fee (i.e., an amount equal to one percent (1%) of Gross Operating Revenues of the Hotel per Calendar Year (such amount, the “Subordinated Portion of the Base Management Fee”)) shall be payable only to the extent that (1) there is no “Triggering Period” that has occurred and is then continuing; and (2) there is sufficient Available Cash to pay such amount (which such amount will then be paid out of such Available Cash and from no other source). For purposes of this Section C, the term “Triggering Period” shall have the meaning set forth in that certain Loan Agreement, dated as of [________], among [____] as Lender; and [______] as Borrower (including any assignment thereof, the “Loan Agreement”), and “Available Cash” shall have the meaning set forth in Section 6.11.1(xiii) of the Loan Agreement. To the extent that the Subordinated Portion of the Base Management Fee is not payable with respect to any given Calendar Year or portion thereof, the unpaid amount shall accrue and shall be payable in future Calendar Years, to the extent, during such future Calendar Year, that (1) there is no “Triggering Period” that has occurred and is then continuing; and (2) there is sufficient Available Cash to pay such accrued amount after paying the Subordinated Portion of the Base Management Fee with respect to such future Calendar Year. The Base Management Fee – excepting only the Subordinated Portion of the Base Management Fee – will be paid in installments by deducting such fee from Gross Operating Revenues of the Hotel immediately following each Accounting Period at the rate of the corresponding percentage of Gross Operating Revenues for that Accounting Period. At the end of each Accounting Period, an adjustment will be made on a cumulative year-to-date basis, if necessary, and all sums due either the Manager or Owner shall be paid immediately. Notwithstanding anything to the contrary contained herein and in any sub-management agreement, any management fee due to a Sub-Manager under a sub-management agreement shall be paid by Manager to Sub-Manager from the Base Management Fee or Incentive

Fee due to Manager under this agreement. Notwithstanding anything to the contrary contained herein, if the Subordinated Portion of the Base Management Fee shall be due to Management Company pursuant to the terms set forth herein, such Subordinated Portion of the Base Management Fee shall accrue but shall not be payable to the Management Company until such time as (x) the Borrowers have reserved in the Future PIP Reserve Account (as defined in the Loan Agreement) a cash deposit in an amount equal to all outstanding Future PIP Reserve Funds (as defined in the Loan Agreement) guaranteed by that certain Payment Guaranty (PIP Reserve Funds), dated on or about [________], by [_________] [a Maryland corporation], for the benefit of Lender (the “Guaranteed PIP Funds”), or (y) Borrowers shall have completed all PIP Work and paid all Approved Future PIP Expenses in connection with the Guaranteed PIP Funds with the Future PIP Reserve Funds in accordance with the Loan Documents or as otherwise agreed to by Lender.

D.     Accounting Fee. In addition to the Base Management Fee, the Manager shall be paid a fee for centralized accounting services (the "Accounting Fee") equal to the amount charged by Manager monthly for all Manager's managed hotels based on the type of hotel managed per Accounting Period during the Term of this Agreement and for one (1) Accounting Period after the applicable termination of this Agreement with respect to the Hotel. The Accounting Fee shall be set annually and is intended to be a break even fee for the accounting department. Such centralized accounting services consist of the processing of daily accounting transactions necessary for the preparation of the monthly financial statements, including general ledger, accounts payable, payroll (in conjunction with the payroll processing firm) and banking. In addition, the following expenses are included in the annual accounting fee:

a. express mail and regular postage for items sent specifically to or on behalf of the Hotel, which would include accounts payable checks, weekly invoices and accounting information to and from the Hotel, payroll checks, payroll reports and other documents necessary for the efficient operation of the Hotel;

b. telephone and fax costs specifically for the Hotel; and

c. costs of photocopying specifically for the Hotel.

However, Owner is responsible for all payroll processing firm fees associated with processing the hotel's payroll as well as any banking service charges for operating and maintaining the bank account or accounts for the hotel.

E.    Revenue Management and E-Commerce Fee. In addition to the above fees, unless/until Owner elects (upon written notice) to stop participating, the Manager shall provide and shall be paid a fee for revenue management and e-commerce services (the “Revenue Management and E-Commerce Fee”) based on all of Manager’s actual costs associated with such services for all hotels served by Manager for which such services are provided, which shall be allocated to the Hotel based on the amount of revenues generated by the Hotel relative to the total revenues managed by Manager for which such services are provided. This fee will be paid in estimated monthly installments, subject to a true-up calculation and payment at year end. Such costs will be addressed in each Annual Budget.

Such services include:

Rooms Inventory Management

MARSHA Maintenance
¨ Rate program maintenance

Inventory Management - Rooms
¨ Rooms Restrictions and Authorizations
¨ Group Room Block Maintenance- Marsha
¨ One Yield Supply Maintenance
¨ MarRFP Update and Maintenance

One Yield Maintenance

Echannel Maintenance

Property Communication
¨ Front Desk Same Day Selling Strategy
¨ System Support/Training (log-ins, training, etc.)
¨ Calls, Emails from Property

Market Strategy

Cluster Pricing Strategy/Leadership
¨ Transient Benchmark
¨ Group (where applicable)

E-Commerce
¨ Strategy Recommendation
¨ Marketing Communications Coordination

Monthly Sales Strategy Calls with Properties
¨ Review revenue STAR performance
¨ Update revenue workbooks
¨ Next 90 days
¨ MRDW and key hotel reports